UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/25/2008

DAYSTAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50508

DE	84-1390053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2972 Stender Way
Santa Clara CA 95054
(Address of principal executive offices, including zip code)

408 907-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    (c)    On June 27, 2008, DayStar Technologies, Inc. (the "Company") announced the appointment of William Steckel as Chief Financial Officer of the Company effective as of June 25, 2008. Immediately prior to joining the Company, Mr. Steckel, 51, served as Senior Vice President, Chief Financial Officer, and Treasurer of Norwood Promotional Products, a leading supplier of imprinted promotional products, since April 2006. From September 2003 to December 2005, Mr. Steckel served as President of Lambda Power, a global technology power supply manufacturer and a division of Invensys plc. From November 2001 to August 2003, Mr. Steckel served as Chief Financial Officer of Lambda Power. Mr. Steckel holds a Masters of Business Administration from Western Illinois University, and a Bachelor of Science in Industrial Management from Iowa State University. Mr. Steckel is a certified public accountant.

   Mr. Steckel's employment agreement (the "Employment Agreement") provides for an annual base salary of $240,000. The Agreement has an initial term of three years and automatically extends for another one-year period on the third anniversary, and each subsequent anniversary, unless either party gives the other written notice of intent not to renew the Agreement at least thirty days prior to the anniversary date.

   On June 25, 2008, the Compensation Committee of the Company's Board of Directors awarded Mr. Steckel 150,000 shares of restricted common stock. The Company initially has the right to repurchase 100% of the stock. The Company's right to repurchase the stock will lapse as to one third of the shares on each year from the grant date. On June 25, 2008, the Compensation Committee also approved the grant of an option to Mr. Steckel to purchase 346,755 shares of common stock. The date of grant of the option will be the third business day after the Company's second quarter earnings release, and the exercise price will be the closing sales price of the Company's common stock as quoted on the NASDAQ Capital Market on such date. One third of the shares subject to the option will vest on each year from the grant date.

   Pursuant to the Employment Agreement, Mr. Steckel is entitled to participate in the Company's annual management incentive program and is entitled to benefits offered to other similarly situated employees as established by the Board of Directors from time to time. The Company has also agreed to reimburse Mr. Steckel for relocation costs in accordance with the Company's policies.

   Mr. Steckel's employment with the Company is "at will." Either Mr. Steckel or the Company may terminate Mr. Steckel's employment with the Company at any time.

   The Employment Agreement provides for the following severance benefits:

   If Mr. Steckel's employment is terminated on or within thirteen months after a Change of Control (as defined in the Employment Agreement) by the Company other than for Cause (as defined in the Employment Agreement) or by Mr. Steckel for Good Reason (as defined in the Employment Agreement), Mr. Steckel would be entitled to payment over time of 200% of the aggregate of his base salary and his target incentive payment under the Company's then-applicable management incentive program for the year in which the termination occurs. The Company would also pay the premium for continued health insurance for Mr. Steckel and, if applicable, his family for up to eighteen months following the termination of employment. In addition, all unvested compensatory equity awards then held by Mr. Steckel, if any, would vest automatically on termination of his employment.

   If Mr. Steckel terminates his employment with the Company for Good Reason, or the Company terminates Mr. Steckel's employment other than for Cause, in either case other than on or within thirteen months of a Change in Control, Mr. Steckel would be entitled to payment over time of his annual base salary for the year in which such termination occurs and the amount of any incentive payment paid to Mr. Steckel for the prior year under the then-applicable management incentive program (the "Regular Severance Pay"). The Company would also pay the premium for continued health insurance for Mr. Steckel and, if applicable, his family for up to eighteen months following the termination of employment. In addition, any unvested compensatory equity awards that would vest in the ordinary course in the twelve month period following the termination would vest automatically upon termination of employment. All other unvested compensatory equity awards would immediately be forfeited, subject to any contrary determinations of the Board in its sole discretion.

   If the Company chooses not to renew Mr. Steckel's employment contract, for reasons other than for Cause, Mr. Steckel would be entitled to payment over time of the product of the Regular Severance Pay multiplied by a fraction, (a) the numerator of which would be the number equal to fifty-two minus the number of full weeks from the date Mr. Steckel received notice that the Company was not renewing his employment contract until the last day of the term of the contract, and (b) the denominator of which would be fifty-two. During the period he receives the cash severance, the Company would also pay the premium for continued health insurance for Mr. Steckel and, if applicable, his family. Mr. Steckel would also vest in up to the number of unvested shares that would vest in the ordinary course within ninety days after the employment termination date.

   The above severance benefits are subject to Mr. Steckel's execution of a termination agreement satisfactory to the Company in its sole discretion, including a general release of claims, and Mr. Steckel's compliance with a one-year post-termination non-solicitation provision that restricts the Mr. Steckel from engaging in any acts or activities that interfere with the Company's relationship with its employees.

   The terms of the Employment Agreement described above are qualified in their entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report.

   The press release that was issued by the Company on June 27, 2008 relating to this appointment is included as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits
              10.1         Employment Agreement between the Company and Mr. Steckel, dated June 25, 2008.
              99.1         Press Release of DayStar Technologies, Inc., dated June 27, 2008, Entitled "DayStar Appoints New Chief Financial Officer."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: June 27, 2008	By:	/s/ Stephan J. DeLuca
Stephan J. DeLuca
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement between the Company and Mr. Steckel, dated June 25, 2008.
EX-99.1	Press Release of DayStar Technologies, Inc., dated June 27, 2008, Entitled "DayStar Appoints New Chief Financial Officer."